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                                                                      EXHIBIT 11



PRECISION AEROTECH, INC.

SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE
THREE MONTHS ENDED JULY 31, 1995 AND 1994
(IN THOUSANDS EXCEPT PER SHARE DATA)
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
                                                                THREE MONTHS ENDED
                                                                      JULY 31,
                                                              ------------------------

                                                               1995              1994
                                                              ------            ------
Net income (loss)                                             $ 980             $ (465)

EARNINGS (LOSS) PER SHARE:                                    $1.24             $ (.59)



WEIGHTED AVERAGE OF SHARES OUTSTANDING                      789,250            789,250

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